FORM OF INTERCOMPANY SERVICES AGREEMENT


      This Services Agreement (this "Agreement") is being entered into as of the ___ day of __ __________, 1999 and is entered into by and between dELiA*s Inc., a Delaware corporation ("dELiA*s"), and iTurf Inc., a Delaware corporation ("iTurf").


                                   RECITALS

      A. iTurf is currently a wholly-owned subsidiary of dELiA*s and obtains various corporate, administrative and other services from dELiA*s;

      B. iTurf is considering an initial public offering of its common stock ("IPO");

      C. After the IPO, iTurf desires to continue to obtain various corporate, administrative and other services ("Services") from dELiA*s, and dELiA*s desires to continue to provide such Services following the closing date of the IPO.


THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

Section 1.  Services.

            dELiA*s or, at its option, its subsidiaries (other than iTurf and its subsidiaries) shall render to iTurf the following Services in accordance with the terms of this Agreement:

            (a) Corporate Services. dELiA*s shall provide, directly or through its subsidiaries, the services described on Exhibit A hereto, at the cost specified and on the other terms and conditions set forth on Exhibit A.

            (b) Fulfillment Services. dELiA*s shall provide, directly or through its subsidiaries, the services described on Exhibit B hereto, at the cost specified and on the other terms and conditions set forth on Exhibit B.

            (c) Supply Services. iTurf shall have the right to purchase from dELiA*s, and dELiA*s shall sell goods to iTurf solely for resale through the channels approved under the Trademark License and Customer List Agreement on and subject to the terms of Exhibit C hereto.

            (d) Advertising Services. dELiA*s shall provide, directly or through its subsidiaries, the services described on Exhibit D hereto, at the cost specified and on the other terms and conditions set forth on Exhibit D.


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            (e) Space Sharing. dELiA*s may make certain office space available to iTurf at the cost specified and the other terms and conditions set forth on Exhibit E.

            (f) In the event that iTurf requires services that exceed the scope or extent of the Services provided for herein, and if dELiA*s agrees to provide such services, dELiA*s and iTurf shall negotiate in good faith the terms and conditions, including price, under which dELiA*s shall provide such Services; provided, however, that the fee payable by iTurf for such Services shall be no less favorable to iTurf than the charges for comparable services from unaffiliated third parties.

Section 2.  Compensation.

            iTurf shall pay to dELiA*s when due a fee for each of the Services equal to the amount described in the appropriate Exhibit hereto relating to such Service, provided that in the event iTurf terminates any Service in accordance with Section 3 hereof, the fee for such Service shall no longer be payable following the effective date of such termination. Late payments shall accrue interest at a rate equal to the prime rate announced from time to time by First Union National Bank plus 300 basis points.

Section 3.  Term.

      (a) The term of this Agreement shall begin on the date of the closing of the IPO (the "Effective Date") and shall continue for an indefinite period in full force and effect until it is terminated in accordance with this Section 3.

      (b) dELiA*s shall have the right (but not the obligation) to terminate immediately this Agreement:

            (i) if iTurf is in material breach of any of its obligations or representations hereunder, which breach is not cured within (twenty) 20 days of receipt of written notice from dELiA*s of such breach,

            (ii) iTurf is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing, or becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing,

            (iii) if the business of iTurf is liquidated or otherwise terminated for insolvency or any other basis, or


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            (iv)  if iTurf becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of its creditors.

      (c) iTurf shall have the right (but not the obligation) to terminate immediately this Agreement:

            (i) if dELiA*s is in material breach of any of its obligations or representations hereunder, which breach is not cured within (twenty) 20 days of receipt of written notice from iTurf of such breach,

            (ii) dELiA*s is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing, or becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing,

            (iii) if the business of dELiA*s is liquidated or otherwise terminated for insolvency or any other basis, or

            (iv) if dELiA*s becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of its creditors.

      (d) dELiA*s shall have the right (but not the obligation) to terminate this Agreement and the rights granted to iTurf hereunder, upon (ninety) 90 days written notice to iTurf, following the acquisition of the direct or beneficial ownership of 20% or more of the voting power represented by the voting securities of iTurf by any person other than an affiliate of dELiA*s or a Strategic Partner. For purposes of this Agreement, (i) the term "beneficial ownership" shall have the meaning set forth in Section 13(d) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder,
(ii) the term "voting securities" shall mean the Class A common stock and Class B common stock of iTurf and any other securities issued by iTurf having the power to vote in the election of directors of iTurf, including without limitation any securities having such power only upon the occurrence of a default or any other extraordinary contingency, and (iii) the term "Strategic Partner" has the meaning given to it in iTurf's Restated Certificate of Incorporation filed with the Secretary of State of Delaware on ________, 1999. For purposes of this Section 3, an acquisition shall not include the acquisition by a person of voting securities of iTurf pursuant to an involuntary disposition by dELiA*s through foreclosure or similar event, but shall include a subsequent acquisition of voting securities pursuant to a disposition by the person that acquired the voting securities in such involuntary disposition.

      (e) A party may exercise its right to terminate pursuant to this Section 3 by sending appropriate notice to the other party. No exercise by a party of its rights under this Section 3 will

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limit its remedies by reason of the other party's default, the party's rights to exercise any other rights under this Section 3, or any of that party's other rights.


Section 4.  Records and Accounts.

      dELiA*s shall maintain accurate books, records and accounts of all transactions relating to the Services performed by it pursuant to this Agreement. iTurf may, at its own expense, examine and copy those books and records as provided in this Section 4. Such books, records and accounts shall be maintained separately from dELiA*s own records and accounts and shall reflect such information as would normally be examined by an independent accountant in performing an audit pursuant to United States generally accepted auditing standards for the purpose of certifying financial statements, and to permit verification thereof by governmental agencies. iTurf may make those examinations only during dELiA*s usual business hours, and at the place where it keeps the books and records. iTurf will be required to notify dELiA*s at least ten (10) days before the date of planned examination. If iTurf's examination is not completed within two months from commencement, dELiA*s may require iTurf to terminate it on seven (7) days' notice to iTurf at any time, provided that dELiA*s has cooperated with iTurf in the examination of such books and records.

Section 5.  Directors and Officers of dELiA*s.

            Nothing in this Agreement shall limit or restrict the right of any of dELiA*s directors, officers or employees to engage in any other business or devote their time and attention in part to the management or other aspects of any other business, whether of a similar nature, or to limit or restrict the right of dELiA*s to engage in any other business or to render services of any kind to any corporation, firm, individual, trust or association.

Section 6.  Independent Contractor.

            dELiA*s is an independent contractor and when its employees act under the terms of this Agreement, they shall be deemed at al times to be under the supervision and responsibility of dELiA*s; and no person employed by dELiA*s and acting under the terms of this Agreement shall be deemed to be acting as agent or employee of iTurf or any customer of iTurf for any purpose whatsoever.

Section 7.  Other Agreements.

      From time to time, iTurf may find it necessary or desirable either to enter into agreements covering services of the type contemplated by this Agreement to be provided by parties other than dELiA*s or to enter into other agreements covering functions to be performed by dELiA*s hereunder. Nothing in this Agreement shall be deemed to limit in any way the right of iTurf to acquire such services from others or to enter into such other agreements.

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Section 8.  Confidentiality.

      dELiA*s agrees to hold in strict confidence, and to use reasonable efforts to cause its employees and representatives to hold in strict confidence (a) all confidential information concerning iTurf furnished to or obtained by dELiA*s in the course of providing the Services except to the extent that such information has been in the public domain through no fault of dELiA*s (b) disclosure or release is compelled by judicial or administrative process, or (c) in the opinion of counsel to dELiA*s, disclosure or release is necessary pursuant to requirements of law or the requirements of any governmental entity including, without limitation, disclosure requirements under the Securities Exchange Act of 1934, as amended.

Section 9.  Miscellaneous.

            (a) Neither party may assign this Agreement, or their respective rights and obligations hereunder, in whole or in part without the other party's prior written consent. Any attempt to assign this Agreement without such consent shall be void and of no effect ab initio. Notwithstanding the foregoing, either party may assign this Agreement or any of its rights and obligations hereunder to any entity controlled by it or to any entity that acquires it by purchase of stock or by merger or otherwise, or by obtaining substantially all of its assets (a "Permitted Assignee"), provided that any such Permitted Assignee, or any division thereof, thereafter succeeds to all of the rights and is subject to all of the obligations of dELiA*s under this Agreement.

            (b) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each party shall comply in all respects with all laws and regulations applicable to its activities under this Agreement.

            (c) Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each of dELiA*s and iTurf agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of dELiA*s and iTurf further agrees that service of any process, summons, notice or documents by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any maters to which it has submitted to jurisdiction in this Section 9(c). Each of dELiA*s and iTurf irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to

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plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            (d) If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

            (e) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

            (i)    if to iTurf,

                  iTurf Inc.
                  435 Hudson Street
                  New York, NY  10014
                  Attention:  President

            (ii)   if to dELiA*s,

                  dELiA*s Inc.
                  435 Hudson Street
                  New York, New York  10014
                  Attention:  President

            (f) The provisions of Section 9 hereof shall survive any termination of this Agreement.

            (g) The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

            (h) No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of such right.

            (i) This Agreement, along with the Exhibits hereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither

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party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

            (j) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

            (k) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that as long as dELiA*s has direct or beneficial ownership of 30% or more of the voting power represented by the voting securities of iTurf and no other person directly or beneficially owns a greater percentage of such voting power, no amendment of a material term or waiver of a material obligation of this Agreement shall be valid unless it has been approved by a majority of the members of the board of directors of iTurf, who are not directors or officers of dELiA*s or the beneficial owners of five percent or more of the outstanding voting securities of dELiA*s.

            (l) This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto any legal or equitable rights hereunder.

            (m) The headings contained in this Agreement or in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section or an Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

                           [SIGNATURE PAGE FOLLOWS]

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              [SIGNATURE PAGE TO INTERCOMPANY SERVICES AGREEMENT]


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                dELiA*s Inc.


                                By:_____________________________________________
                                      Name:
                                      Title:



                                iTurf Inc.


                                By:_____________________________________________
                                      Name:
                                      Title:



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                                   EXHIBIT A

CORPORATE SERVICES:           dELiA*s shall provide, by itself or through its
                              subsidiaries, the services described below.

(a)   Scope of Services:      All services currently provided by dELiA*s and its
                              subsidiaries to iTurf (other than the Fulfillment
                              Services described in Exhibit B, including, without limitation merchandising, inventory management, creative, marketing, technical, human resources, finance, accounting, administrative and legal services, as well as services required by iTurf by virtue of its status as an issuer subject to reporting requirements under the federal securities laws. Notwithstanding the foregoing, the scope of services provided may not increase from one year to the next.

(b)   Quality of Services:    At least equal to the quality of services being
                              provided prior to the effectiveness of the agreement.

(c)   Price:                  The price paid by iTurf will be at 105% of dELiA*s
                              cost.

(d)   Payment and Accounting: dELiA*s shall invoice iTurf within 45 days of the end of each fiscal quarter for services rendered in such fiscal quarter. iTurf shall pay such invoice within 30 days of receipt.



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                                   EXHIBIT B


FULFILLMENT SERVICES:         dELiA*s shall provide, by itself or through its
                              subsidiaries the services described below.

(a)   Scope of Services:      Receiving, quality control, storage, picking,
                              packing, shipping of inventory to customers and processing of customer returns.

(b)   Consideration:          iTurf shall pay dELiA*s an amount equal to the
                              product of dELiA*s Average Warehouse Cost Per
                              Package Shipped multiplied by the Number of Packages Shipped by iTurf multiplied by 105%.

                              "dELiA*s Average Warehouse Cost Per Package
                              Shipped" includes all warehouse costs, including the cost of receiving inventory, quality control, storage, picking, packing, shipping, returns processing and overhead costs including rent, CAM, depreciation and other operating and administrative costs.

(c)   Postage:                iTurf shall be directly responsible for third
                              party shipping costs (e.g., USPS, FedEx, UPS).

(d)   Supplies:               iTurf shall be directly responsible for the cost
                              of all shipping and packaging supplies unique to its business.

(e)   Quality of Services:    A level at least equal to the quality of services
                              being provided by dELiA*s to iTurf prior to the effectiveness of the agreement.

(f)   Payment and Accounting: dELiA*s shall invoice iTurf within 45 days of the end of each fiscal quarter for services rendered in such fiscal quarter. iTurf shall pay such invoice within 30 days of receipt.



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                                   EXHIBIT C

INVENTORY SUPPLY:             iTurf may purchase inventory from dELiA*s and its
                              subsidiaries solely for resale through the channels approved under the Trademark License and Customer List Agreement between the parties hereto on the following terms.

(a)   Price:                  The lesser of:

                                    (a)   105% multiplied by (the cost of goods
                                          + in-bound freight + all other direct
                                          costs charged to dELiA*s by its
                                          supplier, e.g., screening or
                                          labeling), and

                                    (b)   "dELiA*s Best Available Resale Price"

                              Such lesser price is referred to herein as the "Intercompany Sales Price."

                              "dELiA*s Best Available Resale Price" means that price stated by a senior member of dELiA*s inventory department as the highest price at which dELiA*s believes in good faith it could resell the particular inventory, whether through dELiA*s catalogs (premium or sales), dELiA*s-owned retail stores, third party liquidators or other channels.

(b)   Terms:                  Net seven (7) days.

(c)   Returns:                iTurf shall have the right to sell to dELiA*s, and
                              dELiA*s shall have the obligation to purchase from iTurf, any inventory originally purchased by iTurf from dELiA*s and subsequently shipped to and then returned to iTurf by customers of iTurf. The purchase price for such inventory shall be equal to the Intercompany Sales Price for such inventory decreased by an amount equal to any reserves
                              (whether or obsolescence, damages or otherwise) taken by dELiA*s with respect to such inventory in accordance with GAAP.

(d)   Projections:            iTurf will provide dELiA*s twice-annually with its
                              best projections of sales for the next six months, broken down monthly by category. iTurf will update these projections each month. dELiA*s will use best efforts to meet the

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                              anticipated demand for dELiA*s inventory generated
                              by iTurf in accordance with the projections.

(e)   Closeout Inventory:     In addition to the foregoing, iTurf shall have the
                              right but not the obligation to purchase from dELiA*s up to $300,000 each fiscal year of closeout inventory (valued at dELiA*s cost) for the lesser of (i) the Intercompany Sale Price or
                              (ii) 33 1/3% of dELiA*s cost, such closeout inventory to be selected by dELiA*s.

(f)   Minimum Resale Prices:  iTurf may not, without dELiA*s consent, resell any inventory purchased from dELiA*s at less than the lesser of (i) 10% below dELiA*s suggested retail price or (ii) 140% of the Intercompany Sales Price.

(g)   Other:                  All vendor warranties with respect to inventory
                              purchased by iTurf hereunder are hereby assigned to iTurf.

(h)   No Contact:             iTurf may not, directly or indirectly, contact
                              any of the dELiA*s merchandise vendors without the prior consent of dELiA*s.




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                                   EXHIBIT D

ADVERTISING SERVICES:         Subject to the Minimum Advertising Commitment,
                              iTurf may at its option purchase advertising from dELiA*s as follows.

(a)   Cost:                   $40 cost per thousand catalogs distributed in
                              fiscal 1999 for the "Minimum Advertising Space" set forth below.

(b)   Minimum Advertising
      Space: The amount of space allocated to the above advertising shall be not less than the following:

                              - A web site URL shall be featured on
                                substantially all of the pages as an ordering method.
                              - At least 1 square inch on the cover of each
                                catalog.
                              - A bind-in card or similar promotion in each
                                catalog.
                              - 15 square inches on the dELiA*s catalog order
                                form.

(c)   Minimum Advertising
      Commitment:             iTurf is obligated to purchase advertising space
                              in at least 50 percent of dELiA*s catalogs distributed each fiscal year.

(d)   Failure to Meet
      Minimum Performance
      Standards:              In the event dELiA*s delivers less than the
                              Minimum Advertising Space set forth above in a material number catalogs, iTurf shall be relieved of all obligations hereunder in that fiscal year.

(e)   Additional Advertising: In addition, iTurf may purchase the following advertising from dELiA*s based on dELiA*s advertising rate card then in effect less a 20% discount:

                              - additional advertising in dELiA*s catalog pages.
                              - bounceback flyer in every customer package.
                              - point of sale displays in dELiA*s-branded retail
                                stores.
                              - such other advertising opportunities as dELiA*s
                                may from time to time develop.

(f)   Annual Inflation
      Adjustment:             All rates shall be adjusted annually by the U.S.
                              consumer price index (all goods).


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(g)   Payment and Accounting: dELiA*s shall invoice iTurf within 45 days of the end of each fiscal quarter for services rendered in such fiscal quarter. iTurf shall pay such invoice within 30 days of receipt.

(h)   Projection:             By December 1 of each fiscal year, dELiA*s shall
                              provide iTurf with a projection of catalogs to be distributed in the in the next fiscal year. By
                              January 1, iTurf shall provide dELiA*s with projections of the number of catalogs in the next fiscal year in which it intends to advertise.

(i)   Exclusivity:            iTurf shall be the exclusive e-commerce and
                              Internet community advertiser in dELiA*s catalogs.

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                                   EXHIBIT E

                                 Space Sharing

            (a) License to Use Space. During the term of this Agreement, dELiA*s shall permit iTurf to use a portion of dELiA*s (or any of its subsidiaries') offices ("dELiA*s Offices") for the purposes permitted under the lease agreements pursuant to which dELiA*s leases such offices (to the extent such offices are leased), subject to the terms and conditions set forth in this Agreement. The space to be used by iTurf shall be as mutually agreed by the parties from time to time. iTurf's right to use a portion of dELiA*s Offices shall terminate on the earlier of (i) 90 days after iTurf notifies dELiA*s that iTurf no longer desires to use any portion of dELiA*s Offices, or (ii) 90 days after dELiA*s notifies iTurf that iTurf may no longer use any portion of dELiA*s Offices.

            (b) Consideration. So long as iTurf uses any portion of dELiA*s Offices, iTurf shall pay to dELiA*s on the first day of each calendar month an amount equal to the product of (X) the lesser of (i) the prevailing market rate per square foot for similar offices (taking all relevant factors into account, including location, age of facility and facility amenities) and (ii) the highest rate per square foot then being paid by dELiA*s (or any of its subsidiaries) for offices in the metropolitan area in which the specific dELiA*s offices are located, and (Y) the number of square feet agreed to pursuant to paragraph (a) above, in each case determined in the same manner as rent is computed under the relevant lease, or if the offices are owned by dELiA*s, in the same manner as the parties agree is customary for commercial leases of similar offices. Payments for any partial calendar month shall be prorated on a per diem basis.

            (c) Compliance with Leases. iTurf hereby agrees not to take any action or fail to take any action in connection with its use of a portion of dELiA*s Offices a result of which would be dELiA*s violation of any of the terms and conditions of any lease or other restriction on dELiA*s use of such offices. iTurf agrees to comply with the terms and provisions of any such leases for dELiA*s Offices in which it uses space.


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